Exhibit 10.2

AGREEMENT FOR THE SALE AND PURCHASE OF REAL ESTATE, ASSIGNMENT

OF LEASES, AND JOINT ESCROW INSTRUCTIONS

by and among

BILOXI CASINO CORP.

CASINO MAGIC CORP. and

CASINO ONE CORPORATION,

collectively as “Sellers”

and

GRAND CASINOS OF MISSISSIPPI, INC.-BILOXI

as “Buyer”

dated as of

May 26, 2006

EXHIBITS

Exhibit A	Legal Description of Casino Magic Owned Property
Exhibit B	Legal Description of Casino Magic Leased Property
Exhibit C	Legal Description of Casino One Owned Property
Exhibit D	Legal Description of Casino One Leased Property
Exhibit E	Form of Assignment and Assumption of Leases
Exhibit F	Form of Deed
Exhibit G	FIRPTA Affidavit
Exhibit H	Legal Description of Casino Parking Leased Property

SCHEDULES

Schedule I	Non-Permitted Title Exceptions
Schedule 3.2.5	Purchase Price Allocation
Schedule 3.3.1.5	Transferable permits, licenses, warranties, utility agreements, zoning or land use agreements, appurtenant to the Sellers’ Real Property or Leases, if any
Schedule 5.4.2	Third-Party Reports

AGREEMENT FOR THE SALE AND PURCHASE OF REAL ESTATE, ASSIGNMENT

OF LEASES, AND JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT FOR THE SALE AND PURCHASE OF REAL ESTATE, ASSIGNMENT OF LEASES, AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of May 26, 2006, by and among Grand Casinos of Mississippi, Inc.-Biloxi, a Minnesota corporation (“Buyer”) on the one hand, Biloxi Casino Corp., a Mississippi corporation (“BCC”), Casino Magic Corp., a Minnesota corporation (“Casino Magic”) and Casino One Corporation, a Mississippi corporation (“Casino One”) (BCC, Casino Magic and Casino One, are collectively referred to herein as the “Sellers”, and individually as a “Seller”) on the other hand.

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A. BCC is the owner of certain real estate situated in the City of Biloxi, State of Mississippi, more particularly described on Exhibit A attached hereto and incorporated herein by this reference (“Casino Magic Owned Property”). BCC is the tenant under certain leases (“Casino Magic Leases”) in the City of Biloxi, State of Mississippi, more particularly described on Exhibit B attached hereto and incorporated herein by this reference (“Casino Magic Leased Property”). The Casino Magic Owned Property and the Casino Magic Leased Property are collectively referred to herein as “Casino Magic Real Property”.

B. Prior to the Closing, BCC will have surrendered its gaming license issued by the Mississippi Gaming Commission (“License”) and be merged into Casino Magic (the “Merger”), so that at the time of the Closing, Casino Magic will have good and marketable title to the Casino Magic Real Property.

C. Casino One is the owner of certain real estate situated in the City of Biloxi, State of Mississippi, more particularly described on Exhibit C attached hereto and incorporated herein by this reference (“Casino One Owned Property”). Casino One is the tenant under certain leases (“Casino One Leases”) in the City of Biloxi, State of Mississippi, those more particularly described on Exhibit D attached hereto and incorporated herein by this reference (“Casino One Leased Property”). The Casino One Owned Property and the Casino One Leased Property are collectively referred to herein as “Casino One Real Property”.

D. BCC owns fifty percent (50%) of the outstanding shares (the “Casino Parking Shares”) in Casino Parking, Inc. (“Casino Parking”). Casino Parking is the successor lessee of the property specified in that certain Sublease and Agreement, by and between Casino Parking and Covacevich Yacht & Sail, Inc., a Mississippi Corporation (“Covacevich”), executed on October 11, 1993, as amended by that certain Amendment and extension of Casino Parking Lease and Sublease, by and between Casino Parking and the City of Biloxi, Mississippi, and joined by certain parties described therein, dated as of October 17, 2000, as amended by that certain Amendment, Renewal and Extension of Casino Parking, Inc., Sublease and Covacevich Lease, dated as of January 1, 20003 (as amended, the “Sublease”), which Sublease incorporates by reference the terms of that certain Biloxi Waterfront Project Lease by and between Point Cadet Development Corporation, a Mississippi Corporation (as landlord) and Covacevich (as tenant) dated as of June 1, 1987, as amended by that certain First Amendment to Lease dated as of January 24, 1989, as amended by that certain Second Amendment to Lease dated as of June 4, 1990, as amended by that certain Resolution Amending the Lease Between Covacevich and Point Cadet Development Corporation, dated as of December 21, 1992, as amended by that certain Fourth Addendum to Waterfront Project Lease dated as of May 17, 1993 (as amended, the “Original Lease”). The Original Lease together with the Sublease are collectively referred to herein as the “Casino Parking Lease”. The property leased pursuant to the Casino Parking Lease is more particularly described in Exhibit H attached hereto and incorporated by reference herein, and on which is located a parking structure (collectively, the “Casino Parking Leased Property”).

E. The Casino Magic Owned Property and the Casino One Owned Property are collectively referred to herein as “Sellers’ Owned Property”. The Casino Magic Leased Property and the Casino One Leased Property are collectively referred to herein as “Sellers’ Leased Property”. Casino Magic Real Property and Casino One Real Property are collectively referred to herein as “Sellers’ Real Property”, and shall include any buildings, structures and improvements located thereon. Casino One Leases and Casino Magic Leases are collectively referred to herein as “Leases”.

F. Buyer acknowledges and agrees that Sellers’ Real Property and the improvements thereto, and the parking structure and other improvements located on the Casino Parking Leased Property (the “Parking Structure”) (collectively, the “Property”), have been damaged or destroyed by Hurricane Katrina or have been damaged since Hurricane Katrina, and that it is the intention of the parties that the Property, or Sellers’ interest therein, is being acquired by Buyer on an “As Is, Where Is” basis, except as provided in this Agreement. Except as expressly provided otherwise in this Agreement, the parties are entering into this Agreement based upon this understanding, which is reflected in Section 5.4 as well as elsewhere herein. Without limiting any express agreement or obligation of Sellers under this Agreement, Buyer acknowledges and agrees that Sellers’ businesses, the goodwill therein, and any potential or actual revenue stream derived therefrom shall remain owned exclusively by Sellers and their Affiliates, and are not being transferred, conveyed, licensed, or otherwise assigned in any way to Buyer under this Agreement. Sellers are relocating their business operations to St. Louis, Missouri.

G. Concurrently herewith, Pinnacle Entertainment, Inc., the indirect parent company of Sellers (“PEI”) has entered into a Purchase Agreement dated as of May [    ], 2006 (the “Lake Charles Purchase Agreement”), with the Affiliates of Buyer named therein (“Lake Charles Sellers”), pursuant to which, among other things, the Lake Charles Sellers have agreed to sell to PEI, and PEI has agreed to purchase, 100% of the issued and outstanding membership interests in Harrah’s Lake Charles, LLC, a Louisiana limited liability company, and 100% of the issued and outstanding partnership interests in Harrah’s Star Partnership, a Louisiana general partnership.

H. Sellers desire to sell the Sellers’ Owned Property, to assign Sellers’ interests in the Leases, and to sell the Casino Parking Shares to Buyer, and Buyer desires to purchase the Sellers’ Owned Property, the Casino Parking Shares and to assume Sellers’ interests in the Leases, from Sellers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE, SALE AND ASSIGNMENT

Section 1.1 Purchase of Sellers’ Owned Property and Casino Parking Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Sellers, the Sellers’ Owned Property and the Casino Parking Shares, for the consideration specified below in ARTICLE III.

Section 1.2 Assignment of Sellers’ Interests in Leases. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall assign, transfer, convey and deliver to Buyer, and Buyer shall assume and accept from the Sellers, Sellers’ interests as tenant in and to the Leases pursuant to Assignments and Assumptions of Leases in the form attached hereto as Exhibit E, for the consideration specified below in ARTICLE III.

ARTICLE II

OPENING OF ESCROW

Section 2.1 Escrow; Escrow Holder. Within three (3) Business Days after the mutual execution of this Agreement, Buyer and Sellers will open an escrow (“Escrow”) with Escrow Holder regarding the transfer of the Sellers’ Real Property, the Casino Parking Shares and the Leases.

Section 2.2 Escrow Instructions. The terms and conditions set forth in this Agreement constitute both an agreement between Sellers and Buyer, and escrow instructions that Escrow Holder must acknowledge and agree to be bound by, as evidenced by its execution of this Agreement. Sellers and Buyer will promptly execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder that are consistent with the terms of this Agreement. Any separate or additional instructions will not modify or amend the provisions of this Agreement unless otherwise expressly agreed by Buyer and Sellers in writing.

Section 2.3 Closing. Unless this Agreement has been terminated pursuant to Section 8.1, upon the terms and subject to the conditions set forth in this Agreement, the recordation of the Deeds and Assignments of Leases with respect to the transfer of Sellers’ Real Property, and the purchase and sale of the Casino Parking Shares through escrow (the “Closing”) shall take place at 10:00 a.m., Pacific Time, not later than ten (10) Business Days after the satisfaction (or, to the extent permitted by applicable law and this Agreement, waiver) of the conditions set forth in ARTICLE VII (other than those conditions to be satisfied or waived at the Closing), but in no event later than October 15, 2006, at the offices of Harrah’s in Las Vegas, Nevada, or at such other time, date or place agreed to in writing by Buyer and Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE III

PURCHASE PRICE AND OPTION

Section 3.1 Purchase Price.

3.1.1 Purchase Price. Subject to the terms set forth herein, the aggregate purchase price to be paid by Buyer for the Sellers’ Owned Property, the Casino Parking Shares, and Sellers’ interests in the Leases (the “Purchase Price”) shall be a cash amount equal to (a) Forty Five Million Dollars ($45,000,000) in cash, plus or minus (b) the Purchase Price Adjustment Amount. The parties agree to allocate the Purchase Price (together with all applicable items) in accordance with Section 3.2.5.

3.1.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted by the following (without duplication) (the “Purchase Price Adjustment Amount”):

3.1.2.1 Tax Prorations. Real estate taxes and personal property taxes, if any, imposed with respect to the Sellers’ Real Property will be prorated as of 12:01a.m. on the Closing Date.

3.1.2.2 Escrow Holder Fees and Other Costs; Taxes on Conveyance. All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by the Sellers and Buyer, including any cancellation fees if this Agreement is terminated; provided, however, in the event of an early termination of this Agreement due to a default by Buyer or a Seller, then the defaulting Party shall be solely responsible for all of the Escrow Holder’s fees and costs for conducting the Escrow. Buyer and Sellers will each pay all of those legal and professional fees of other consultants incurred by them, respectively.

3.1.2.3 Rental / Security Deposit Prorations. Monthly rents and percentage rent and “passthroughs” of real estate taxes and operating expenses for the current period under the Leases will be prorated as of 12:01 a.m. on the Closing Date. Any security deposits paid by Sellers will be transferred to Buyer and credited to Sellers as of 12:01 a.m. on the Closing Date.

3.1.2.4 Utilities Prorations. All utility charges and all other similar charges will be prorated as of 12:01 a.m. on the Closing Date. Any utility deposit paid by Sellers will be transferred to Buyer and credited to Sellers.

3.1.2.5 Other Prorations. Any other items pertaining to the Sellers’ Real Property which are customarily prorated between a buyer and a seller in the area in which the Sellers’ Real Property is located will be prorated as of 12:01 a.m. on the Closing Date.

Section 3.2 Deposit; Closing Payment.

3.2.1 Within three (3) Business Days of the execution of this Agreement, Buyer shall deliver Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Deposit”) to the Escrow Holder. All interest earned on the Deposit prior to the Closing or the termination of this Agreement shall accrue to the benefit of Buyer. Upon the Closing, the Deposit (together with any interest earned thereon) shall be credited against the Purchase Price and the Deposit (together with any interest earned thereon) shall be paid to the Sellers in accordance with the Purchase Price allocation as provided in Schedule 3.2.5, and shall be promptly released by the Escrow Holder to Sellers pursuant to this Section 3.2.1. Upon a termination of this Agreement (other than pursuant to the Closing), the Deposit (together with any interest earned thereon) shall be disbursed in accordance with Section 8.2.3.

3.2.2 Not later than five (5) Business Days prior to the Closing Date, Sellers shall provide to Buyer a statement (the “Preliminary Closing Schedule”) setting forth Sellers’ estimate of the Purchase Price Adjustment Amount and accompanied by such information set forth in reasonable detail as is sufficient to reflect how Sellers made such determinations and calculations.

3.2.3 Disputes. If Buyer shall disagree with any calculations set forth in the Preliminary Closing Schedule or any element of Seller’s estimate of the Purchase Price Adjustment Amount, it shall notify Seller of such disagreement in writing within two (2) Business Days after its receipt of the Preliminary Closing Schedule which notice shall set forth in reasonable detail the particulars of such disagreement and Buyer’s estimate of the Purchase Price Adjustment Amount. In the event that Buyer provides no such notice of disagreement within such two (2) Business Day period, Seller’s estimate of the Purchase Price Adjustment Amount shall be deemed the “Estimated Purchase Price Adjustment” for all purposes of this Article III. If, however, Buyer provides a timely notice of disagreement to Sellers, Buyer and Sellers shall use their commercially reasonable efforts for a period of two (2) Business Days to resolve any disagreements with respect to the Preliminary Closing Schedule and the calculation of the estimated Purchase Price Adjustment Amount. If, at the end of such period, Buyer and Sellers are unable to resolve such disagreements, (i) Buyer’s estimate of the Purchase Price Adjustment Amount shall be deemed the Estimated Purchase Price Adjustment for purposes of the Closing, and (ii) Buyer shall promptly deposit the difference between Seller’s estimate of the Purchase Price Adjustment and the Estimated Purchase Price Adjustment into Escrow with the Escrow Holder, to be disbursed to Buyer or Sellers following the Closing in accordance with Section 3.3.3.

3.2.4 The “Closing Payment” shall be a cash amount equal to (i) Forty Five Million Dollars ($45,000,000), minus (ii) the Deposit, plus interest thereon, plus or minus (iii) the Estimated Purchase Price Adjustment amount.

3.2.5 Purchase Price Allocation. The Purchase Price (together with all applicable items) shall be allocated as set forth in Schedule 3.2.5 attached hereto, and if such schedule is not attached to this Agreement upon its execution, the parties will cooperate with mutual good faith efforts to agree upon and attach such schedule hereto after execution of this Agreement and prior to the Closing.

Section 3.3 Post Closing Reconciliation.

3.3.1 Within forty-five (45) days after the Closing Date, Buyer will prepare and deliver to Sellers a statement (the “Final Closing Schedule”) setting forth Buyer’s determination of the Purchase Price Adjustment Amount, which Final Closing Schedule shall be accompanied by such information set forth in reasonable detail as is sufficient to reflect how Buyer made such determinations and calculations.

3.3.2 Disputes. If Sellers shall disagree with any calculation set forth in the Final Closing Schedule or any element of the Purchase Price Adjustment Amount relevant thereto including the Estimated Purchase Price Adjustment, it shall notify Buyer of such disagreement in writing within thirty (30) days after its receipt of the Final Closing Schedule which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that Sellers provide no such notice of disagreement within such thirty (30) day period, Sellers shall be deemed to have accepted the Final Closing Schedule and the calculation of the Purchase Price Adjustment Amount delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Sellers, Buyer and Sellers shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Closing Schedule and the calculation of the Purchase Price Adjustment Amount. If, at the end of such period, they are unable to resolve such disagreements, Buyer and Sellers jointly shall select an independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Buyer or the Sellers or any of their respective Affiliates) to resolve any remaining disagreements. If Buyer and Sellers are unable to jointly select such independent auditor within ten (10) calendar days after such thirty (30) day period, each party shall select an independent auditor of recognized national standing and each such selected independent auditor shall select a third independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Buyer or the Sellers or any of their respective Affiliates) (such selected independent auditor whether pursuant to this or the preceding sentence, the “Auditor”). In connection with the resolution of any remaining disagreements submitted to the Auditor, the Auditor shall have access to all documents, records, workpapers, facilities and personnel reasonably necessary to perform its function as the Auditor shall determine. Buyer and the Sellers shall use their commercially reasonable efforts to cause the Auditor to make its determination to what extent (if any) the Purchase Price Adjustment Amount determination requires adjustment within thirty (30) calendar days of its selection. The determination by the Auditor of the Final Closing Schedule shall be final, binding and conclusive on the parties. The fees and expenses of the Auditor shall be borne by Buyer and Sellers equally. The date on which the Final Closing Schedule is finally determined in accordance with this Section 3.3.2 is referred to as the “Determination Date”.

3.3.3 Payment. Within five (5) Business Days after the Determination Date:

3.3.3.1 if the Purchase Price Adjustment Amount is greater than the Estimated Purchase Price Adjustment Amount, then Buyer shall pay the difference (the “Additional Payment”) to Sellers by one or both of the following, in Buyer’s sole and absolute discretion: (A) by written instructions to the Escrow Holder to disburse all or a portion of the funds in the Escrow to Sellers, and (B) by wire transfer of immediately available funds to an account designated in writing by Sellers; provided, that Buyer and Sellers hereby acknowledge and agree that following payment in full by Buyer of the Additional Payment, any remaining amounts in the Escrow Account shall be promptly returned to Buyer; and

3.3.3.2 if the Purchase Price Adjustment Amount is less than the Estimated Purchase Price Adjustment Amount, then Sellers shall pay to Buyer the difference by wire transfer of immediately available funds to an account designated in writing by Buyer, and all funds in the Escrow Account shall be promptly returned to Buyer.

Section 3.4 Closing Deliveries.

3.4.1 Sellers will deliver to Escrow Holder on or before the Closing Date:

3.4.1.1 executed and acknowledged special warranty deeds with respect to the Casino Magic Owned Property and Casino One Owned Property to be conveyed hereunder (the “Deeds”) in the form attached hereto as Exhibit F;

3.4.1.2 executed and acknowledged counterparts of Assignments of Leases under which Casino Magic or Casino One, as applicable, assigns to Buyer all of its right, title and interest as tenant and Buyer assumes all duties and obligations of the tenant under the Casino Magic Leases and Casino One Leases, as applicable, from and after the Closing Date in the form attached hereto as Exhibit E;

3.4.1.3 certificates representing all of the Casino Parking Shares duly endorsed in blank (or accompanied by duly executed stock powers), or other documentation of the transfer, for transfer to Buyer;

3.4.1.4 the certificate required by Section 7.3.1;

3.4.1.5 to the extent any of the following items exist, assignment of transferable permits, licenses, warranties, utility agreements, zoning or land use agreements, appurtenant to the Sellers’ Real Property or Leases identified on Schedule 3.4.1.5, and if such schedule is not attached to this Agreement upon its execution, the parties will cooperate with mutual good faith efforts to agree upon and attach such schedule hereto after execution of this Agreement and prior to the Closing.

3.4.1.6 affidavits executed by each Seller that satisfy the requirements of Section 1445 of the Code in the form attached as Exhibit G (“FIRPTA Affidavit”);

3.4.1.7 executed counterparts of Assignment and Assumption Agreement, in a form reasonably acceptable to Buyer and Sellers (“Casino Parking Assumption Agreement”) pursuant to which Buyer will assume the obligations of BCC, or its successor, (1) under the Guaranty (as defined in Section 6.13.1) and (2) under that certain Shareholders Agreement, by and between BCC and Riverboat Corporation of Mississippi d/b/a Isle of Capri Inc. executed on August 5, 1996 (the “Shareholders Agreement”);

3.4.1.8 All other documents as may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement.

3.4.2 Buyer will deliver to Escrow Holder on or before the Closing Date:

3.4.2.1 the Final Closing Payment by wire transfer of immediately available funds;

3.4.2.2 executed and acknowledged counterparts of the Assignments of Leases;

3.4.2.3 executed counterparts of the Casino Parking Assumption Agreement; and

3.4.2.4 all other documents as may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement.

Section 3.5 Option. Upon the termination of the Lake Charles Purchase Agreement pursuant to Section 7.1.6 therein (the “Option Event”), Buyer shall have the option to purchase Sellers’ Owned Property, the Casino Parking Shares, and Sellers’ interests in the Leases pursuant to this Section 3.5 and the terms of this Agreement (the “Option”), such Option to be irrevocably exercised by Buyer not later than five (5) Business Days following the occurrence of the Option Event. If Buyer fails to timely exercise the Option by delivering written notice of such exercise to Sellers pursuant to the terms contained in Section 10.2 hereof, then the Option shall lapse and be of no further force or effect. Without regard to the creation and/or lapse of the Option, the rights, duties and obligations of the parties to this Agreement shall remain unchanged unless and until the Option is exercised pursuant to the terms of this Section 3.5, and then only to the extent contained herein.

3.5.1 Subject to the terms set forth herein, the Purchase Price to be paid by Buyer pursuant to the Option, for the Sellers’ Owned Property, the Casino Parking Shares, and Sellers’ interests in the Leases (the “Option Purchase Price”) shall be an amount equal to Fifty Million Dollars ($50,000,000) in cash.

3.5.2 If Buyer timely exercises the Option pursuant to the terms hereof, then the transaction shall proceed on the terms and conditions as contained herein, except that (i) the conditions to closing contained in Section 7.2.4 and Section 7.3.4 shall be deleted and have no force and effect and (ii) Buyer shall increase the amount of the Deposit to Two Million Five Hundred Thousand Dollars ($2,500,000).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct except as set forth herein and in the disclosure letter delivered by the Sellers to Buyer on the date of this Agreement (the “Disclosure Letter”). For the avoidance of doubt, any reference to an exception to a representation or warranty contained anywhere in any Section or subsection of this ARTICLE IV shall be construed to apply to each and every sentence and phrase contained in such Section or subsection to the extent the relevance to such other sentences and phrases is reasonably apparent from the text of the disclosure in the Disclosure Letter.

Section 4.1 Organization of Sellers; Authority. Each Seller (but after the Merger, the successor entity to BCC) is a corporation duly organized, validly existing and in good standing under the Laws of the state in which it is incorporated. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. This Agreement and each ancillary agreement to which such Seller is a party have been duly executed and delivered by such Seller and, assuming such agreements constitute the valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium or other similar Laws affecting creditor’s rights and remedies generally.

Section 4.2 No Conflict.

4.2.1 Other than as disclosed in Section 4.2.1 of the Disclosure Letter, the execution and delivery of this Agreement by Sellers does not, and the consummation by Sellers of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization of Sellers, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, trust agreement, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which a Seller is a party or by which such Seller or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2.2, conflict with or violate in any material respect any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to a Seller or any of its respective properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations, or accelerations which would not materially impair or delay the Closing.

4.2.2 To Sellers’ knowledge, no consent, approval, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental entity or instrumentality, in their capacity as a governing body as opposed to an owner of any Sellers’ Leased Property (“Governmental Entity”) is required by or with respect to a Seller in connection with the execution and delivery of this Agreement or any ancillary agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby and thereby, except for the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), if applicable.

Section 4.3 Real Property.

4.3.1 Section 4.3.1 of the Disclosure Letter sets forth (i) a correct and complete list of all Seller’s Owned Property and (ii) a correct and complete list of all Seller’s Leased Property.

4.3.2 Correct and complete copies of the Leases and other binding documents between the Sellers or either of them and the lessors under the Leases in the Sellers’ possession have been provided to Buyer and are listed on Section 4.3.2 of the Disclosure Letter.

4.3.3 To Sellers’ knowledge and except as set forth in Section 4.3.3 of the Disclosure Letter, the Leases are unmodified and in full force and effect, there are no other agreements, written or oral, between the Sellers, or either of them, and any third parties, claiming any interest in the Sellers’ Leased Property or otherwise relating to the use and occupancy of the Sellers’ Leased Property, and neither Seller is in material default under the Leases.

4.3.4 To Sellers’ knowledge as of the date of this Agreement, there are no material commitments to or material agreements with any Governmental Entity or agency (federal, state or local), acting in their capacity as a Governmental Entity and not as a landlord under the Leases, affecting the use or ownership of the Sellers’ Real Property which are not described in the Disclosure Letter or herein other than zoning, land use, certificates of occupancy, business licenses/permits and other customary development and use agreements governing the Sellers’ Real Property, if any.

Section 4.4 Environmental Matters. To Sellers’ knowledge, neither of the Sellers (a) with respect to the Sellers’ Real Property has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances unless the obligations of such consent decree, order, judgment or judicial order have been performed or extinguished and, to the knowledge of the Sellers, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (b) has received written notice from any third party of any pending or threatened claim by such third party against either of the Sellers for any Liability under any Environmental Law (or otherwise relating to any Hazardous Substance) arising under any indemnity or other agreement.

Section 4.5 Brokers. None of the Sellers or any of their respective officers, directors, employees or Affiliates have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.6 Casino Parking, Inc. BCC owns fifty percent (50%) of the outstanding shares of Casino Parking.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this ARTICLE V are true and correct.

Section 5.1 Organization. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Mississippi and has all requisite corporate power and authority to carry on its business as now being conducted and as proposed to be conducted prior to the Closing. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or delay the Closing.

Section 5.2 Authority; No Conflict.

5.2.1 Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and no stockholder votes are necessary, to authorize this Agreement and any ancillary agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium or other similar Laws affecting creditor’s rights and remedies generally.

5.2.2 The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2.3, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not materially impair or delay the Closing.

5.2.3 To Buyer’s knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the ancillary agreement by Buyer or the consummation by Buyer or its Subsidiaries of the transactions to which it is or they are a party that are contemplated hereby or thereby, except for the filing of the pre-merger notification report under the HSR Act, if applicable.

Section 5.3 Brokers. None of Buyer, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 5.4 Release and Condition of the Property.

5.4.1 Sole Reliance. Buyer is relying solely upon its own inspection, investigation and analyses of the Sellers’ Real Property and the Casino Parking Shares in purchasing the Sellers’ Real Property and the Casino Parking Shares and is not relying in any way upon the representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by the Sellers or their Representatives, whether oral or written, express or implied, of any nature whatsoever regarding the physical condition of the Property, except that Buyer is relying upon the express representations, warranties, covenants, indemnities and other obligations of Sellers expressly set forth in this Agreement, including, without limitation, those set forth in Articles IV, VI and IX.

5.4.2 As-Is, Where-Is.

5.4.2.1 BUYER ACKNOWLEDGES AND AGREES WITH THE SELLERS THAT AS A RESULT OF BUYER’S ACQUISITION OF THE SELLERS’ REAL PROPERTY, SELLERS’ INTEREST IN THE LEASED REAL PROPERTY, AND THE IMPROVEMENTS LOCATED THEREON, BUYER SHALL ACQUIRE ALL OF SELLERS’ RIGHT, TITLE AND INTEREST IN AND TO SUCH PROPERTY, AND SUCH PROPERTY IS BEING ACQUIRED IN AN “AS-IS,” “WHERE-IS” CONDITION “WITH ALL FAULTS” RELATING TO THE PHYSICAL CONDITION OF THE PROPERTY AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF THE SELLERS, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ARTICLES IV, VI AND IX.

5.4.2.2 Buyer acknowledges that the condition of the Property for purposes of Section 5.4 includes the following: (A) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (B) the quality, nature, adequacy or physical condition of soils, sub-surface support or ground water at the Property; (C) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property, or access thereto; (D) the qualification or feasibility of the Property as a gaming site; (E) the zoning classification, use or other legal status of the Property; (F) the Property’s compliance with any applicable building codes and setback requirements; or (G) the quality of any labor or materials relating in any way to the Property.

5.4.2.3 BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO ARTICLES IV VI AND IX OF THIS AGREEMENT, THE SELLERS HAVE NOT, DO NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OPERABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY OR MARKETABILITY OF THE PROPERTY. TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT, BUYER EXPRESSLY ACKNOWLEDGES THAT SELLERS, AND/OR ANY OF THEM, ARE NOT A MERCHANT WITH RESPECT TO ANY OF THE PROPERTY.

5.4.2.4 BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ARTICLES IV, VI AND IX, THE SELLERS HAVE NOT, DO NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE, MATERIAL OR SUBSTANCE. Without limiting the foregoing and except as set forth in this Agreement, including, but not limited to Articles IV, VI and IX, the Sellers do not make and have not made and specifically disclaim any representation or warranty regarding the presence or absence of any Hazardous Materials, at, on, under or about the Property or the compliance or non-compliance of the Property with the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, any Federal, State or local so-called “Superfund” or “Superlien Statute,” or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous substances (collectively the “Hazardous Substance Laws”).

5.4.2.5 Buyer further acknowledges that the Property was substantially damaged by Hurricane Katrina, which occurred on and about August 29, 2005, and that there has or may have been significant structural damage to the remaining improvements to the Sellers’ Real Property and to the Casino Parking Leased Property. Except as otherwise provided in this Agreement, Buyer agrees that the Sellers have no responsibility for any repair or rehabilitation to the Property to remedy structural or other damage caused to the Property by Hurricane Katrina and the Property’s continued exposure to the elements. Buyer acknowledges and agrees that the Property is subject to substantial risk of loss from similar conditions that may occur in the future.

5.4.2.6 Buyer acknowledges and agrees that (i) at Closing there will not be any active business conducted on the Sellers’ Real Property or the Casino Parking Leased

Property and (ii) the riverboat formerly located on the Sellers’ Real Property (“Riverboat”), the barges and the contents thereof were damaged during Hurricane Katrina. Buyer further acknowledges that all gaming equipment and other personal property owned or used by the Sellers on the Riverboat prior to Hurricane Katrina has been or will be removed from the vessel prior to Closing and neither it nor the Riverboat will be part of the property being conveyed pursuant to this Agreement.

5.4.3 Third-Party Reports and Disclosure Materials. Buyer acknowledges and agrees that, solely as an accommodation to Buyer, the Sellers have or will deliver to Buyer copies of the reports and studies listed on Schedule 5.4.3 (collectively “Third-Party Reports”) and the Disclosure Materials. Sellers make no representation or warranty, express or implied, with respect to the accuracy or completeness of any of the Third Party Reports or the Disclosure Materials and have no responsibility whatsoever for the contents thereof, and Buyer agrees that it will have sole responsibility for independently verifying the accuracy of the Third-Party Reports and Disclosure Materials, irrespective of whether, in either case, that the Third-Party Reports or the Disclosure Materials are included in the Disclosure Letter or in the Schedules or Exhibits to this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Notice; Cure. Each of Buyer and the Sellers shall promptly notify the other in writing of, and will use all commercially reasonable efforts to disclose to each other and to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or may reasonably be expected to cause any of its respective covenants or agreements under this Agreement to be breached in any material respect or that renders or may reasonably be expected to render untrue any of its respective representations or warranties contained in this Agreement.

Section 6.2 Access to Information.

6.2.1 Upon reasonable notice, the Sellers shall (and shall cause their respective Representatives) to provide Buyer’s Representatives reasonable access, during normal business hours, to the Sellers’ Real Property, and all books, contracts, commitments and records regarding the Sellers’ Real Property, and access to speak with those certain individuals listed in the definition of “knowledge” in Section 10.1 below, subject to their availability. Notwithstanding the foregoing, neither of the Sellers shall be required to provide access to or to disclose any information (x) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of the Sellers or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (y) to the extent that outside counsel to the Sellers advises that that such access or disclosure should not be disclosed in order to ensure compliance with any applicable Law. No information or knowledge obtained by Buyer or its Representatives in any investigation pursuant to this Agreement, shall affect or be deemed to modify or supplement any representation, warranty or covenant by Sellers contained in this Agreement.

6.2.2 With respect to the information disclosed pursuant to Section 6.2.1, Buyer and Sellers shall comply with all of their respective obligations under the Mutual Non-Disclosure

Agreement dated February 21, 2006 (the “Confidentiality Agreement”), by and between PEI and Buyer’s parent company, Harrah’s Entertainment, Inc. (“Harrah’s”).

Section 6.3 Regulatory Matters; Commercially Reasonable Efforts.

6.3.1 Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement. Buyer shall have the responsibility for the preparation and filing of any required applications, filings or other materials; provided however that Sellers shall provide and cause their respective Affiliates to provide Buyer with any information required in connection with such filings as promptly as practicable; and Sellers shall have the right to review and approve in advance all characterizations of the information relating to Sellers that appear in any application, notice, petition or filing made in connection with the transactions contemplated by this Agreement. Buyer and Sellers agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities.

6.3.2 Filings. Each of Buyer and Sellers undertakes and agrees to file as soon as practicable, if applicable, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Buyer and Sellers shall respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any Governmental Entity in connection with any Law. Buyer shall have the primary obligation to direct and shall pay for and control the process of obtaining the Governmental Consents (as defined below) required in connection with the transactions contemplated by this Agreement and Sellers agree to reasonably cooperate with Buyer with respect thereto. If Buyer shall have exercised the Option pursuant to Section 3.5 hereof, then Buyer and Seller shall conduct a pre-merger filing pursuant to the HSR Act. If the Option is not exercised by Buyer, Buyer’s board of directors shall determine whether a filing pursuant to the HSR Act is required as a result of the transactions contemplated by this Agreement.

6.3.3 Cooperation. In addition, each party shall, subject to applicable Law and to the terms and conditions hereof, except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any material communication to that party relating to the transactions contemplated by this Agreement from the FTC, the Antitrust Division, any Governmental Entity, and, consult with the other party in advance regarding any material proposed written communication relating to the transactions contemplated by this Agreement to any of the foregoing in response thereto, (ii) furnish the other party or its outside counsel with copies of all material correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective Representatives on the one hand, and any Government Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, and (iii) cooperate with the Mississippi Gaming Commission in answering such questions and providing such information as is reasonable in connection with this transaction. Buyer and Sellers will not, and will not permit any of their respective Representatives to, participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby without the consent of Buyer or Sellers, as the case may be, unless requested by such Governmental Entity.

6.3.4 Objections. In furtherance and not in limitation of the covenants of the parties contained in Section 6.3.1, Section 6.3.2 and Section 6.3.3, but subject to Section 6.3.7, each of Buyer and Sellers shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the transactions contemplated hereby under any antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any such antitrust Law, subject to Section 6.3.7, each of Buyer and Sellers shall cooperate in all material respects with each other and use its respective commercially reasonable efforts to, as promptly as practicable, contest and resist any such action or proceeding, to limit the scope or effect of any proposed action of, or remedy sought to be obtained or imposed by, any such Governmental Entity, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement; provided, however, that no actions or efforts by the parties under this Section 6.3.4 shall extend the Outside Date unless mutually agreed by the parties hereto in writing, in the respective parties’ sole and absolute discretion.

6.3.5 Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable under applicable Laws (including the HSR Act, if applicable) to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including (i) obtaining any required third-party consents and Governmental Consents and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

6.3.6 Governmental Consents. For purposes of this Agreement, the term “Governmental Consents” shall mean all consents, approvals, permits or authorizations required to be obtained prior to the Closing by Buyer or Sellers or, as to HSR Act if applicable, by any of their respective Affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and shall include the expiration or termination of the waiting period under the HSR Act if applicable); provided, however, that the foregoing definition of “Governmental Consent” shall not be construed to limit or impair any requirement for consent by a lessor or landlord under any of the Leases who is a Governmental Entity or agency.

6.3.7 Commercially Reasonable Efforts. Unless otherwise specifically provided in this Agreement, neither Section 6.3 nor Section 6.5 shall require, nor shall the term

“commercially reasonable efforts” or words of similar context used in this Agreement include or require (A) any party to sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, (B) any party to conduct or agree to conduct its business in any particular manner after the Closing, (C) Sellers or Buyer to terminate the employment of or remove any of its executive officers or directors, (D) as to the Sellers, to pay any reasonable fees, expenses or costs of obtaining the approvals of any Governmental Entities, except as specifically set forth herein in Section 8.2.2, or (E) any party to pay any judgment, settlement or award arising from any litigation, dispute or claim from any third party or Governmental Entity or as a result of any Governmental Consents proposed or required hereunder, whether arising before or after Closing.

Section 6.4 Public Announcements. Buyer and the Sellers and their respective Affiliates will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that Buyer and the Sellers and their Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and the Sellers and their Affiliates and do not reveal non-public information regarding the parties or the Sellers’ Real Property.

Section 6.5 Further Assurances and Actions.

6.5.1 Subject to the terms and conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to fulfill all conditions precedent applicable to such party pursuant to this Agreement and to execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of this Agreement.

6.5.2 Subject to the terms and conditions herein, in case at any time after the Closing any further action is necessary to vest Buyer with full title to the Sellers’ Owned Property, the Sellers’ interest in the Leases, and/or the Casino Parking Shares, the proper officers and/or directors of Buyer and the particular Seller shall take all such necessary action as is reasonable under the circumstances.

Section 6.6 Like-Kind Exchange.

6.6.1 Buyer or Sellers, or either of them, may elect to effect the transfer and conveyance of any of the Sellers’ Real Property being conveyed hereunder as part of a tax–deferred exchange under Section 1031 of the Code (a “Section 1031 Exchange”). If Buyer or Sellers, or either of them, so elects (an “Electing Party”), such Electing Party shall provide notice to Sellers (if the Electing Party is Buyer) or Buyer (if the Electing Party is a Seller) (“Non-Electing Party”) of its election, and thereafter such Electing Party:

6.6.1.1 may at any time at or prior to Closing assign its rights and obligations under this Agreement to a “qualified intermediary” as defined in Treasury Regulation Section 1.1031(k)–1(g)(4), subject to all of the Non-Electing Party’s rights and obligations hereunder; and

6.6.1.2 shall promptly provide written notice of such assignment to the Non-Electing Party.

6.6.2 The Non-Electing Party shall cooperate with an Electing Party’s reasonable requests intended to allow such Electing Party to effect the Section 1031 Exchange; provided, however, that the Non-Electing Party’s obligation to cooperate with such Electing Party shall be limited and conditioned as follows:

6.6.2.1 The Non-Electing Party shall receive written notice from the Electing Party at least three (3) Business Days prior to the Closing Date, which shall identify the parties involved in such Section 1031 Exchange, enclose all documents for which the Non-Electing Party’s signature shall be required, and instruct the Non-Electing Party as to any changed manner of payment of the Purchase Price, if any (including having such payment be made to a “qualified intermediary”) or other requested changes;

6.6.2.2 the Electing Party shall pay for any and all reasonable additional costs and expenses incurred by the Non-Electing Party in connection with accommodating the Section 1031 Exchange;

6.6.2.3 the Electing Party shall not be relieved of any of its obligations under this Agreement by reason of the Section 1031 Exchange; and

6.6.2.4 the Electing Party’s failure to effectuate any intended Section 1031 Exchange shall not relieve such Electing Party from its obligations to consummate the transactions contemplated by this Agreement and the consummation of such Section 1031 Exchange shall not be a condition precedent to such Electing Party’s obligations under this Agreement.

6.6.3 The Electing Party hereby indemnifies and agrees to defend, and hold the Non-Electing Party harmless from and against any claims, costs, damages, expenses, liabilities and losses incurred by, claimed against or suffered by it arising out of such Electing Party’s Section 1031 Exchange.

6.6.4 Any election permitted under this Section is expressly conditioned upon the following: that such election (a) shall have no negative effect on securing any necessary consent or approval hereunder; (b) will not delay the Closing Date; and (c) will not result in any additional material cost or liability to the Non-Electing Party.

Section 6.7 Insurance; Casualty, Condemnation.

6.7.1 Any fire and casualty insurance and other insurance policies maintained by Sellers or their Affiliates with respect to the Sellers’ Real Property or the Casino Parking Leased Property (“Sellers’ Insurance Policies”) may be cancelled by such Seller or Affiliate as of the Closing Date, and any refunded premiums shall be retained by such Seller or Affiliate. Buyer will be responsible for acquiring and placing its own casualty insurance, business interruption insurance, liability insurance and other insurance policies with respect to the Sellers’ Real Property and the Casino Parking Leased Property for periods after the Closing. Buyer acknowledges and agrees that (i) the Sellers’ Insurance Policies, (ii) all claims under such Sellers’ Insurance Policies for casualties occurring prior to the Closing, including without limitation, any such claims relating to or arising out of damage to any improvements on the Property resulting from or relating to Hurricane Katrina (“Pre-Existing Claims”), and (iii) all insurance proceeds related to Pre-Existing Claims shall be retained by Sellers; provided that Sellers shall not enter into any settlement with any insurance companies that will give such insurance companies any right, title or interest in the Property.

6.7.2 After Closing, Buyer shall provide Representatives of Sellers’ insurance carriers, reasonable access to the Sellers’ Real Property and the Casino Parking Leased Property for purposes of investigations with respect to the Pre-Existing Claims.

6.7.3 If, prior to the Closing, any of the Property suffers physical damage in excess of that existing on the date hereof (“Additional Damage”), including by fire, flood, hurricane or other risk of loss, and such damage together with all other loss occurring from and after the date of this Agreement and prior to the Closing is covered by insurance, then the Closing shall proceed as scheduled and the applicable Seller shall, at the Closing, (i) pay to Buyer all insurance proceeds received by such Seller to date with respect to such Additional Damage, less any proceeds applied to the physical restoration of such property; provided, that if such insurance proceeds are not sufficient to fully repair or restore such property to the condition existing immediately prior to such casualty, or if Sellers are self-insured as to such Additional Damage, such Seller shall pay Buyer an additional amount equal to such shortfall (the “Shortfall Amount”) and (ii) assign to Buyer all rights of such Seller against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, arising out of such Additional Damage; provided, however, that any recovery of money from any third party pursuant to the rights conveyed under this subsection (ii) shall be paid, following the payment of Buyer’s out of pocket fees and expenses incurred to recover such money, to the applicable Seller until such Seller has been repaid the Shortfall Amount. The obligations of each Seller pursuant to the prior sentence shall constitute full compensation for the damage to such property, and after the Closing such Seller shall have no responsibility for restoration or repair of its property or any resultant loss, directly, by subrogation, or otherwise. Any dispute between Sellers and Buyer as to the amount of any Additional Damage or whether any insurance proceeds paid in respect of such Additional Damage are sufficient shall be resolved by binding arbitration, using a single arbitrator under the Commercial Rules of the American Arbitration Association.

Section 6.8 Use of Sellers’ Marks. Buyer hereby acknowledges that all right, title and interest in and to the trade name “Casino Magic,” all similar or related names and all derivations or acronyms thereof and all trademarks, service marks, trade names, collective marks, certification marks, trade dress, designs or logos containing or incorporating the foregoing, including registrations and applications for registration thereof (collectively, the “Sellers’ Marks”) is owned exclusively by Sellers and their Affiliates, and are not being transferred, conveyed, licensed, or otherwise assigned in any way to Buyer.

6.8.1 Prior to the Closing Date, Sellers shall deliver to Buyer, either in hard copy or electronic format, historical customer data of customers of the Sellers originating at the casino formerly located on the Sellers’ Real Property and who visited such casino during the twenty-four (24) month period prior to the closing of such casino after Hurricane Katrina (the “Customer Lists”). Buyer and Sellers hereby acknowledge and agree that from and after the Closing, Buyer shall have a perpetual non-exclusive license to use the Customer Lists on a non-exclusive basis.

6.8.2 Computer or other software programs licensed to Sellers by third parties (i.e. Microsoft Word) shall not be part of any transfer or representation or warranty hereunder.

Section 6.9 Estoppel Certificates / Lessor Consents. Sellers shall use their commercially reasonable efforts to deliver to Buyer from each lessor under the Leases, estoppel certificates and lessor consents certified to Buyer and Buyer’s lenders under its credit facility, which provide for, among other things, a mortgage of lessee’s leasehold interest in such Sellers’ Leased Property (dated (or updated) not earlier than thirty (30) days prior to the Closing Date) in a form reasonably acceptable to Buyer and Buyer’s lenders under its credit facility; provided, however, that commercially reasonable efforts shall not include any payments by Sellers to obtain any document described in this Section or to file suit to obtain same or to continue such efforts after the requests for such documents has been refused. Buyer shall provide Sellers with the forms it wishes to use within thirty (30) days after this Agreement is executed.

Section 6.10 Non Disturbance Agreements. Sellers shall use their commercially reasonable efforts to have delivered to Buyer non disturbance agreements from each lender of each lessor under the Leases having a security interest in such Sellers’ Leased Property (dated (or updated) not earlier than thirty (30) days prior to the Closing Date) in a form reasonably acceptable to Buyer, Sellers and such lender; provided, however, that commercially reasonable efforts shall not include any payments by Sellers to obtain any document described in this Section or to file suit to obtain same or to continue such efforts after the requests for such documents has been refused. Buyer shall provide Sellers with the forms it wishes to use within thirty (30) days after this Agreement is executed.

Section 6.11 Non-Permitted Title Exceptions. Sellers shall pay, remove of record or insure over the Non-Permitted Title Exceptions set forth in Schedule I, and any exceptions arising after the execution of this Agreement but prior to the Closing other than exceptions caused by Buyer’s activities on the Property.

Section 6.12 Surrender of Gaming License. Prior to the Closing, Biloxi Casino Corp. will surrender the License and be merged into Casino Magic.

Section 6.13 Casino Parking Condemnation. Buyer acknowledges that as a result of the damage to the Casino Parking Leased Property, the City of Biloxi has “condemned” the Parking Structure as disclosed in the notice delivered by the City of Biloxi dated as of March 8, 2006, a copy of which has been provided to Buyer (“Casino Parking Notice”). Prior to Closing, Sellers shall exercise commercially reasonable efforts to cause Casino Parking to demolish the Parking Structure and shall pay its share of such demolition costs as provided in the Shareholders Agreement, or as otherwise agreed with the other shareholder thereto and the lessor under the Casino Parking Lease. If Sellers are unable to cause the demolition of the Parking Structure as of the Closing Date, Buyer’s sole and exclusive remedy shall be a reduction of the Purchase Price by an amount equal to fifty percent (50%) of the estimated costs of the demolition of the Parking Structure, such estimate to be established in a manner acceptable to both Sellers and Buyer.

6.13.1 Buyer shall use commercially reasonable efforts to cause the lessors under the Casino Parking Lease to release BCC from any and all guaranty obligations under the Casino Parking Lease (the “Guaranty”).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the reasonable satisfaction or waiver by each party prior to the Closing of the following conditions:

7.1.1 No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, non-appealable order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect, cannot be dissolved through the commercially reasonable efforts of the Parties, and which prevents or prohibits the consummation of the transactions contemplated by the Agreement.

7.1.2 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws, if applicable, of any other applicable jurisdiction shall have expired or been terminated.

Section 7.2 Additional Conditions to Obligations of Sellers. The obligation of each Seller to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in writing exclusively by such Seller.

7.2.1 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in Section 5.1 of this Agreement shall be true and correct at and as of the Closing as if made at and as of such time. Sellers shall have received a certificate signed by an officer of Buyer to such effect.

7.2.2 Performance of Obligations of Buyer. Buyer shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing.

7.2.3 Closing Deliveries. Buyer shall have delivered to Sellers the documents and agreements set forth in Section 3.4.2.

7.2.4 Satisfaction or Waiver of Conditions Under Lake Charles Purchase Agreement. All conditions to Sellers’ Affiliates’ respective obligations to close the Lake Charles Purchase Agreement shall have been satisfied to a commercially reasonable standard or, to the extent permitted thereunder, waived at or prior to the Closing.

Section 7.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in writing exclusively by Buyer:

7.3.1 Representations and Warranties of Sellers. The representations and warranties of Sellers contained in Section 4.1 of this Agreement shall be true and correct at and as of the Closing as if made at and as of such time. Buyer shall have received a certificate signed by an officer of each Seller to such effect.

7.3.2 Performance of Obligations of the Sellers. The Sellers shall have performed all material obligations required to be performed by them under this Agreement at or prior to the Closing.

7.3.3 Closing Deliveries. The Seller shall have delivered to Buyer the documents and agreements set forth in Section 3.4.1.

7.3.4 Satisfaction or Waiver of Conditions Under Lake Charles Purchase Agreement. All conditions to Buyer’s Affiliates’ respective obligations to close the Lake Charles Purchase Agreement shall have been satisfied to a commercially reasonable standard or, to the extent permitted thereunder, waived at or prior to the Closing.

7.3.5 Lessor Consents. All lessor consents, as described in Section 6.9, which are required to consummate an effective transfer of any Lease, shall have been obtained in accordance with Section 6.9.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1.2, 8.1.3, 8.1.4, and 8.1.5 by written notice by the terminating party to the other party):

8.1.1 by mutual written consent of Sellers and Buyer;

8.1.2 by either Buyer or Sellers, if the transactions contemplated hereby shall not have been consummated on or prior to October 15, 2006 (the “Outside Date”); provided,

however, if the Outside Date is extended pursuant to Section 7.1.2 of the Lake Charles Purchase Agreement, then the Outside Date shall be extended for an additional ninety (90) days hereunder (the “Extended Outside Date”);

8.1.3 by either Buyer or Sellers, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the sale of the Sellers’ Real Property to Buyer for reasons and conditions which cannot be satisfied by the commercially reasonable efforts of Sellers or Buyer;

8.1.4 by Buyer, if any Seller has breached any representation, warranty, covenant or agreement on the part of such Seller set forth in this Agreement which (i) results in a failure of a condition set forth in Section 7.3.1, Section 7.3.2 or Section 7.3.3 and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) calendar days after written notice thereof; and

8.1.5 by Sellers, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) results in a failure of a condition set forth in Section 7.2.1, Section 7.2.2 or Section 7.2.3 and (ii) as to Section 7.2.1 and Section 7.2.2 such failure is not cured, or cannot be cured, in all material respects within thirty (30) calendar days written notice thereof.

Section 8.2 Effect of Termination.

8.2.1 In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Sellers, or their respective Representatives or Affiliates, except as set forth in Section 6.2.2, this Section 8.2, Section 9.2, Section 9.3, Section 9.4, Section 9.5 and Section 10.10; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination, including any failure to close due to such party’s failure to use its commercially reasonable efforts to fulfill all of the conditions to be performed by it or on its behalf to cause the Closing Date to occur on or before the Outside Date (or, if such date is extended pursuant to Section 8.1.2, the Extended Outside Date), to the extent of Damages incurred; and provided, further, that the provisions of Section 6.2.2, this Section 8.2, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6 and Section 9.7, and Section 10.10 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.2.2 Except as specifically provided herein to the contrary, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated; provided that, the filing fee under the HSR Act, if applicable, shall be shared equally by Buyer and Sellers.

8.2.3 Within three (3) Business Days following a termination of this Agreement pursuant to Sections 8.1.1, 8.1.2, 8.1.3 or 8.1.4, the Deposit (together with any interest earned thereon) shall be released by the Escrow Holder to Buyer. Within three (3) Business Days following a termination of this Agreement by Sellers pursuant to Section 8.1.5, the Deposit and all interest accrued on the Deposit shall be released by the Escrow Holder to Sellers.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties, Covenants and Agreements.

9.1.1 The representations and warranties made by any Seller or the Buyer in this Agreement or certificate delivered by any Seller or the Buyer pursuant hereto shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections Section 4.1, Section 4.2, Section 4.5 and Section 5.2 survive until the later of (i) five (5) years after the Closing or (ii) sixty (60) days after the expiration of the relevant statutes of limitations (giving effect to any waivers or extensions thereof). The termination of the representations and warranties provided herein shall not affect any Party in respect of any claim made by that Party in reasonable detail in a writing received by the other Parties prior to the expiration of the applicable survival period provided herein. The covenants and agreements of the Parties contained in Sections Section 6.2, Section 6.6 and Section 6.7 of this Agreement shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements of the Parties contained in Section 6.5.2 shall survive until the later of (i) five (5) years after the Closing or (ii) sixty (60) days after the expiration of the relevant statutes of limitations (giving effect to any waivers or extensions thereof). Section 9.2.1.3, and Section 9.2.2.4 shall survive in perpetuity, and the other provisions of Section 9.2 shall survive to the extent of the underlying representations, warranties, covenants or agreements.

Section 9.2 Indemnification.

9.2.1 Indemnification By Sellers. From and after the Closing (except where this Agreement provides for indemnification even though a Closing did not take place or was delayed), each Seller shall, jointly and severally indemnify, save and hold harmless Buyer, its Affiliates and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

9.2.1.1 any material breach of any representation or warranty made by any Seller contained in this Agreement or any certificate delivered by any Seller pursuant hereto;

9.2.1.2 any material breach of any covenant or agreement made, or to be performed, by any Seller contained in this Agreement or certificate delivered by any Seller pursuant hereto;

9.2.1.3 the Retained Liabilities.

9.2.2 Indemnification By Buyer. From and after the Closing (except where the Agreement provides for indemnification even though a Closing did not take place or was delayed), Buyer shall indemnify, save and hold harmless the Sellers, their Affiliates and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

9.2.2.1 any material breach of any representation or warranty made by Buyer and contained in this Agreement or certificate delivered by Buyer pursuant hereto;

9.2.2.2 any material breach of any covenant or agreement made, or to be performed, by Buyer contained in this Agreement or certificate delivered by Buyer pursuant hereto;

9.2.2.3 any liability arising after the Closing of or from the Leases; and

9.2.2.4 the Assumed Liabilities.

9.2.3 Damages; Reductions for Insurance Proceeds and Other Recoveries.

9.2.3.1 For purposes of this Agreement, “Damages” shall mean any and all claims, Liabilities, suits, actions, proceedings, demands, charges, deficiencies, damages, fines, penalties, judgments, impositions, assessments, Taxes, levies, duties, losses, costs or expenses (including out-of-pocket expenses and reasonable attorneys’ fees, expert witness fees, court costs and other costs of investigation and defense) of every kind and nature, whether or not involving a third-party claim; provided, however, that, for purposes of claims under Sections 9.2.1.1, 9.2.1.2, 9.2.1.3, 9.2.2.1, 9.2.2.2, 9.2.2.3 or 9.2.2.4 which do not arise from a Third-Party Claim (or a claim which would become a Third-Party Claim upon the filing of a lawsuit), “Damages” shall not include punitive, special, treble, consequential or exemplary damage.

9.2.3.2 Any Damages triggering indemnity obligations under this Section 9.2 shall be reduced (retroactively or prospectively) by any insurance proceeds, proceeds of subrogation and any indemnity, contribution or other similar payment from third parties actually recovered by any of the Indemnified Parties. The existence of a claim for monies by an Indemnified Party against an insurer or other third party in respect of any Damages shall not, however, delay any payment otherwise due and owing under this Section 9.2. In such event, the Indemnifying Parties shall make payment in full to the applicable Indemnified Party of the amount due and owing under this Section 9.2 against an assignment by the Indemnified Party to the Indemnifying Parties of the entire claim for insurance proceeds or against such third party. Notwithstanding any other provisions of this Agreement, the Parties intend that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the provisions of this Section 9.2, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnified Party has received the payments required by this Section 9.2 from the Indemnifying Parties in respect of any Damages and has received or later receives insurance proceeds or other amounts in respect of such Damages, then the Indemnified Party shall as promptly as practicable pay to the Indemnifying Parties a sum equal to the amount of such insurance proceeds or other amounts received, net of any costs incurred in connection with such insurance or other third-party recoveries, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Section 9.2 in respect of such Damages (or if there is more than one Indemnifying Parties, the Indemnified Party shall pay each of the

Indemnifying Parties its proportionate share, based on the payments received from the Indemnifying Parties, of such insurance or other proceeds).

9.2.3.3 The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price and that the liability in respect of which such indemnification payment is made shall, if applicable, be treated for tax purposes as an additional applicable liability.

9.2.4 Limitations of Liability. Neither Seller shall have any liability with respect to the matters described in Section 9.2.1 nor Buyer shall have any liability with respect to the matters described in Section 9.2.2 unless and until the aggregate of all Damages incurred by Buyer, its Affiliates or Representatives (as to Sellers’ liability) and by Sellers (as to Buyer’s liability) exceeds One Hundred Thousand Dollars ($100,000.00), and then only for the amount by which such Damages exceed One Hundred Thousand Dollars ($100,000.00).

9.2.4.1 The aggregate liabilities of the Sellers to Buyer for Damages under Section 9.2.1.1 arising out of a breach of Sellers’ representations contained in Section 4.3 or Section 4.4 as to contamination of the Property in violation of Environmental Laws shall not exceed fifteen percent (15%) of the Purchase Price.

9.2.4.2 Notwithstanding anything to the contrary in this Agreement, the foregoing provisions of this Section 9.2.4 shall not apply to any claims for indemnification with respect to Taxes which are the obligation of Sellers or any of them.

Section 9.3 Procedure for Claims between Parties. If a Claim for Damages is to be made by a party entitled to indemnification hereunder (“Indemnified Party”), such party shall give written notice fully describing the claim and the total monetary damages sought (each, a “Notice”) to the party or parties from whom such indemnification is sought (the “Indemnifying Party” or “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE IX, but, in any event, prior to the expiration of any applicable survival period under Section 9.1. Any failure to submit any such notice of claim to the Indemnifying Parties shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Parties demonstrate that an Indemnifying Party was actually prejudiced by such failure.

Section 9.4 Defense of Third Party Claims. If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a “Third-Party Claim”) for which indemnification under this ARTICLE IX may be sought, Notice thereof shall be given to the Indemnifying Parties as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Parties demonstrate that an Indemnifying Party was actually prejudiced by such failure. After such Notice, if the Indemnifying Parties acknowledge in writing to an Indemnified Party that the Indemnifying Parties are liable and have indemnity obligations for any Damages resulting from any such Third Party Claim, then the Indemnifying Parties shall be entitled, if they so elect at their own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice

(provided that such attorneys are reasonably acceptable to the Indemnified Parties) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and a Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Parties elect to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Parties and their attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers and in any insurance claims relating thereto. If the Indemnifying Parties fail to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Parties against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Parties reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Parties shall be liable for any settlement of any Third Party Claim effected pursuant to and in accordance with this Section 9.4 (subject to the limitations of Section 9.2.4) and for any final judgment (subject to any right of appeal), and each Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

Section 9.5 Resolution of Conflicts and Claims.

9.5.1 If the Indemnifying Parties object in writing to any claim for indemnification made by a Indemnified Party in any written Notice of a claim (an “Objection Notice”), the Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and each Party shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties.

9.5.2 If no such agreement is reached after good faith negotiation, any Party may demand mediation of the dispute, unless the amount of the Damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, Buyer and the Sellers agree to employ a mediator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA. The mediator shall be an attorney with experience in mergers and acquisitions transactions. The fees and expenses of the mediator shall be shared equally by Buyer and the Sellers. If, after mediation efforts, the Sellers and Buyer should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties. If after commercially reasonable efforts, and over a period of sixty (60) calendar days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any other remedy available to such party.

Section 9.6 Payment of Damages. The Indemnified Party shall be paid in cash or by wire transfer by the Indemnifying Parties the amount to which the Indemnified Party may become entitled by reason of the provisions of this ARTICLE IX, within five (5) days after such amount is determined either by mutual agreement of the parties or pursuant to the mediation proceeding described in Section 9.5 of this Agreement or on the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 9.7 Exclusive Remedy. After the Closing, the indemnities provided in this ARTICLE IX shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with the breach of any representation, warranty or agreement made by the parties in this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability may be maintained by any party.

ARTICLE X

MISCELLANEOUS

Section 10.1 Definitions.

10.1.1 For purposes of this Agreement, the term:

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Assumed Contracts” means the Leases, the Casino Parking Lease, the Guaranty, the Shareholders Agreement, and any other contract being assumed by Buyer in Section 3.4.1.5.

“Assumed Liabilities” means (a) those attributes of the Property, including physical condition, which Buyer has accepted “As Is, Where Is” pursuant to Section 5.4; (b) Damages to the extent they have been fully paid and indemnified by the provisions of Sections 9.2.1.1 or 9.2.1.2 as limited by Section 9.2.4; (c) impairments of title to the Property other than Non-Permitted Exceptions; (d) obligations under the Assumed Contracts; and (e) any liability expressly disclaimed or not accepted by the Sellers pursuant to the provisions of this Agreement.

“Business Day” means a day other than Saturday or Sunday or other day when commercial banks in Nevada or Mississippi are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disclosure Materials” means the disclosure materials provided by the Sellers to Buyer prior to the date hereof, but excluding the Disclosure Letter and the other Schedules and Exhibits to this Agreement.

“Employee Benefit Plan” means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, or (ii) any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

“Encumbrances” means claims, pledges, agreements, limitations on voting rights, charges or other encumbrances or restrictions on transfer of any nature.

“Environmental Laws” means any and all applicable Laws which (1) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (2) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, trade, business or other entity under common control with Sellers within the meanings of Sections 414(b), (c), (m) or (o) of the Code, or under Section 4001 of ERISA.

“Escrow Holder” Stewart Title Guaranty Company, whose address is 6263 North Scottsdale Road, Suite 125, Scottsdale, AZ 85250. (480) 281-2856 (fax), Attention: Vickie Goergen.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Hurricane Katrina” means the hurricane which impacted the area in which the Sellers’ Real Property is located on or about August 29, 2005.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“knowledge” of a particular fact or matter means that a Person is actually aware of such fact or other matter and does not imply that such Person has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any such fact or other matter. When used in the phrase “knowledge of the Sellers” or “the Sellers’ knowledge” and words of similar import, “knowledge” means the knowledge of Wade Hundley, Terry Schneider and Donna Negrotto.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Letter of Intent” means the Letter of Intent dated as of April 11, 2006, by and between Buyer and Harrah’s.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind.

“Non-Permitted Title Exceptions” means those title matters listed on Schedule I attached hereto.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a Governmental Entity or any other entity.

“Representatives” means, with respect to a Person, its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.

“Retained Liabilities” means the liabilities or obligations of the Sellers, whether disclosed or undisclosed, (unless otherwise noted) existing before and remaining after the Closing, including without limitation as follows: (A) any obligations of the Sellers, or either of them, under any contracts (other than the Assumed Contracts); (B) any violations or breaches of, or defaults (or rights of termination, cancellation or acceleration of any obligation or loss of any benefit) under, any of the terms, conditions or provisions of any Assumed Contract that have not been expressly disclosed; (C) any infringement by the Sellers’ past or present operations on the intellectual property rights of any other Person; (D) any actions, suits or proceedings, claims, arbitrations or investigations against either of the Sellers other than those arising out of the transactions contemplated by this Agreement; (E) any indebtedness of the Sellers; (F) any obligations of any other Person assumed, guaranteed or endorsed by the Sellers, or either of them, or for which the Sellers, or either of them, have become liable prior to the Closing (whether directly, contingently or otherwise), except for the Guaranty described in Section 6.13.1 hereof; (G) any liens against any assets of the Sellers under ERISA; (H) any obligations to any multiemployer plans within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA for delinquent contributions thereto or for on account of any withdrawal liability; (I) violations of Environmental Laws or Environmental Permits other than with respect to the Property; (J) any Employee Benefit Plan sponsored or maintained by Sellers or any ERISA Affiliate, or to which Sellers or any ERISA Affiliate was obligated to contribute; (K) any notices provided by Sellers under the WARN Act or the termination of hotel or casino employees (including, but not limited to, any payment in lieu of notice under the WARN Act); (L) Seller’s provision of coverage pursuant to Section 4980B of the Code (commonly known as COBRA) to former employees of the Sellers at the Sellers’ Real Property or their failure to provide the same; (M) any safe deposit boxes at the Sellers’ Real Property; (N) any guest baggage at the Sellers’ Real Property; (O) all of the Seller’s liabilities or obligations for Taxes, except to the extent pro-rated pursuant to this Agreement; and (P) fifty percent (50%) of all of the liabilities of Casino Parking other than liabilities arising out of the Lease, the Guaranty, the Shareholders Agreement, and the Casino Parking Notice; but specifically excluding the Assumed Liabilities.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other Equity Interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, charges and fees, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise.

“Transfer Taxes” mean any and all transfer, documentary, sales, use, stamp, registration, value added, recording, and other similar taxes (including any out-of-pocket filing expenses, penalties and interest), and escrow charges and fees, incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer tax and any similar tax).

“WARN Act” shall mean the Worker Adjustment and Restraining Notification Act of 1988.

The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference In Agreement
AAA	Section 9.5.2
Additional Damage	Section 6.7.2
Additional Payment	Section 3.3.3.1
Agreement	Preamble
Antitrust Division	Section 6.3.2
BCC	Preamble, A
Buyer	Preamble
Casino Magic	Preamble
Casino Magic Leased Property	Preamble, A
Casino Magic Leases	Preamble, A
Casino Magic Owned Property	Preamble, A
Casino Magic Real Property	Preamble, A
Casino One	Preamble
Casino One Leased Property	Preamble, C
Casino One Leases	Preamble, C
Casino One Owned Property	Preamble, C
Casino One Real Property	Preamble, C
Casino Parking	Preamble, D
Casino Parking Assumption Agreement	Section 3.4.1.7
Casino Parking Lease	Preamble, D
Casino Parking Leased Property	Preamble, D
Casino Parking Notice	Section 6.13
Casino Parking Shares	Preamble, D
Closing	Section 2.3
Closing Date	Section 2.3
Closing Payment	Section 3.2.4
Confidentiality Agreement	Section 6.2.2
Covacevich	Preamble, D
Customer Lists	Section 6.8.1
Damages	Section 9.2.3.1
Deeds	Section 3.4.1.1
Deposit	Section 3.1.2
Determination Date	Section 3.3.2
Disclosure Letter	ARTICLE IV
Electing Party	Section 6.6.1

Terms	Cross Reference In Agreement
Escrow	Section 2.1
Estimated Purchase Price Adjustment	Section 3.2.3
Extended Outside Date	Section 8.1.2
Final Closing Schedule	Section 3.3.1
FIRPTA Affidavit	Section 3.4.1.5
FTC	Section 6.3.2
Governmental Consents	Section 6.3.6
Governmental Entity	Section 4.2.2
Guaranty	Section 6.13.1
Harrah’s	Section 6.2.2
Hazardous Substances Laws	Section 5.4.2.4
HSR Act	Section 4.2.2
Indemnified Parties	Section 9.3
Indemnified Party	Section 9.3
Indemnifying Parties	Section 9.3
Indemnifying Party	Section 9.3
Lake Charles Purchase Agreement	Preamble, E
Lake Charles Sellers	Preamble, E
Lease Documents	Section 4.3.2
Leases	Preamble, D
License	Preamble, B
Merger	Preamble, B
Non-Electing Party	Section 6.6.1
Notice	Section 9.3
Objection Notice	Section 9.5.1
Option	Section 3.5
Option Event	Section 3.5
Option Purchase Price	Section 3.5.1
Original Lease	Preamble, D
Outside Date	Section 8.1.2
Parking Structure	Preamble, F
PEI	Preamble, E
Pre-Existing Claims	Section 6.7.1
Preliminary Closing Schedule	Section 3.2.2
Property	Preamble, F
Purchase Price	Section 3.1.1
Purchase Price Adjustment Amount	Section 3.1.2
Regulatory Conditions	Section 8.1.2
Riverboat	Section 5.4.2.6
Section 1031 Exchange	Section 6.6.1
Seller	Preamble
Sellers	Preamble

Terms	Cross Reference In Agreement
Sellers’ Leased Property	Preamble, D
Sellers’ Marks	Section 6.8
Sellers’ Insurance Policies	Section 6.7.1
Sellers’ Owned Property	Preamble, D
Sellers’ Real Property	Preamble, D
Shareholders Agreement	Section 3.4.1.7
Shortfall Amount	Section 6.7.3
Sublease	Preamble, D
Third Party Claim	Section 9.4
Third-Party Reports	Section 5.4.3

Section 10.2 Notices. All notices and other communications hereunder shall be (a) in writing, (b) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt requested, or transmitted by facsimile, (c) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service or on the return receipt, or the date of facsimile confirmation, and (d) addressed as follows:

If to the Sellers:

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway, Suite 1800

Las Vegas, Nevada 89109

Fax: (702) 784-7778

Attn: John A. Godfrey, Esq.

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, California 90067

Fax: (310) 203-7199

Attn: C. Kevin McGeehan, Esq.

If to the Buyer:

Harrah’s Entertainment, Inc.

One Harrah’s Court

Las Vegas, NV 89119

Fax: (702) 407-6286

Attn: General Counsel

or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.2.

Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

Section 10.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Lake Charles Purchase Agreement, the Confidentiality Agreement and all documents and instruments delivered pursuant to this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing; and provided further, that the indemnification obligations of the parties under Section 4(b)(i) of the Letter of Intent shall remain in full force and effect following the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Letter, neither Buyer nor Sellers makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information (whether oral or written) with respect to any one or more of the foregoing.

Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise, except that (i) either party may assign this Agreement as collateral to its lenders and notify the other party in writing promptly upon such assignment, (ii) Buyer may, without prior consent of any other party hereto, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or Subsidiary of Buyer provided that Buyer shall remain liable for all of its obligations hereunder, and (iii) BCC may be liquidated or merged into Casino Magic, provided that Casino Magic shall remain liable for all of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void.

Section 10.8 Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

10.10.1 This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada; provided, however, the laws of the State of Mississippi shall govern all matters involving the Sellers’ Real Property and any agreement intended to be enforceable under the laws of the State of Mississippi.

10.10.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada State court, or Federal court of the United States of America, sitting in Nevada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Nevada State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Nevada State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Nevada State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of Nevada, appoints CSC Services of Nevada Inc., 502 East John Street, Carson City, NV 89706, as such party’s agent in the State of Nevada for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.3.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

Section 10.12 Strict Performance. The parties hereto agree that irreparable damage would occur in the event that this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and the Sellers.

Section 10.14 Extension; Waiver. At any time prior to the Closing, Buyer and the Sellers, by action taken or authorized by their respective boards of directors or comparable governing bodies may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 10.15 Time of the Essence. Time is of the essence for all matters and times set forth in this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER

GRAND CASINOS OF MISSISSIPPI, INC.-BILOXI,
a Minnesota corporation

By:
Name:
Its:

SELLERS

CASINO MAGIC CORP.,
a Minnesota corporation

By:
Name:
Its:

CASINO ONE CORPORATION,
a Mississippi corporation

By:
Name:
Its:

BILOXI CASINO CORP.,
a Mississippi corporation

By:
Name:
Its:

The Escrow Holder hereby acknowledges that it has received a fully executed counterpart of the Agreement and agrees to act as Escrow Holder hereunder and to be bound by and strictly perform the terms hereof as such terms apply to Escrow Holder.

By:
Its:
Date:

EXHIBIT A

See attached

TRACT 1

That certain parcel of land situated in the City of Biloxi, Second Judicial District, Harrison County, Mississippi, being more particularly described as follows, to wit:

For the POINT OF BEGINNING, commence at a point on the South margin of U.S. Highway No. 90, said point being South of an existing service drive and at the point of intersection of said South Margin of U.S. Highway No. 90 and the West margin of Cedar Street, if extended South to the Gulf of Mexico or Mississippi Sound, thence run along said present shoreline of the Gulf of Mexico or Mississippi Sound, the following bearings and distances, to-wit: South 68 degrees 11 minutes 55 seconds West 23.69 feet; South 32.0 feet; West 98.0 feet; North 54.99 feet; West 9.94 feet; North 63 degrees 26 minutes 06 seconds West 11.18 feet and West 60.0 feet; thence run on a bearing of North for a distance of 241.52 feet to a point on the South margin of U.S. Highway No. 90; thence run South 89 degrees 33 minutes 58 seconds East, along said South margin for a distance of 200.0 feet to the Point of Beginning, containing 54,658 Square Feet, or 1.25 acres, more or less.

TRACT 5

A parcel of land situated in Section 27, Township 7 South, Range 9 West, City of Biloxi, Second Judicial District, Harrison County, Mississippi, and being more particularly described as follows:

Beginning at the intersection of the West margin of Bohn Street and the North margin of the CSX railroad right-of-way; thence North 89 degrees 57 minute 14 seconds West along said North margin for a distance of 119.00 feet; thence North 07 degrees 60 minutes 00 seconds West for a distance of 193.48 feet; thence North 89 degrees 52 minutes 35 seconds East for a distance of 146.93 feet to the West margin of said Bohn Street; thence South 01 degrees 17 minutes 46 seconds along said West margin for a distance of 192.50 feet to said North margin of the CSX Railroad and the POINT OF BEGINNING. said parcel contains 25,563.77 square feet, or 0.59 acres, more or less.

TRACT 6

A parcel of land situated in the City of Biloxi, Second Judicial District, Harris County Mississippi, and being more particularly described as follows, to-wit:

The West thirty (30) feet of Lot One (1), Block Eight (8) of the Summerville Addition to the City of Biloxi, Harrison County, Mississippi, as shown on the map or plat thereof on file and of record in the office of the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi in Plat Book 1 thereof.

AND ALSO:

The East fifty (50) feet of Lot One (1), Block Eight (8) of Summerville Addition to the City of Biloxi, Harrison County, Mississippi, as shown by the map or plat thereof on file and of record in the office of the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi, in Plat Book 1 at Page 11 thereof.

AND ALSO:

That certain lot or parcel of land having a frontage on the North side of First Street, between Pine and Cedar Streets, of Thirty-four (34) feet, and extending back in a northerly direction for a distance of One hundred sixty (160) feet, more or less, being the East Thirty-four (34) feet of Lots Seventeen (17) and Eighteen (18), in Block Eight (8) of the Summerville Addition to the City of Biloxi, as shown on the map or plat thereof, on file and of record in the office of the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi, in Plat Book 1 at Page 11 thereof, being bounded on the South by First Street; on the West by property formerly of Skrmetta; North by property of Zengle; and East by property formerly of Gruich, together with all improvements thereon.

EXHIBIT B

See attached

TRACT 2

That certain parcel of land situated in the City of Biloxi, Second Judicial District, Harrison County, Mississippi, being more particularly described as follows, to wit:

For the POINT OF BEGINNING, commence at a point on the South margin of U.S. Highway No. 90, said point being South of an existing service drive and at the point of intersection of said South Margin of U.S. Highway No. 90 and the West margin of Cedar Street, if extended South to the Gulf of Mexico or Mississippi Sound, thence run South 88 degrees 35 minutes 52 seconds East, along said South margin for a distance of 30.0 feet to a point; thence run on a bearing of South for a distance of 252.12 feet to the point on the present shoreline of the Gulf of Mexico or Mississippi Sound; thence run North 66 degrees 48 minutes 05 seconds West, along said present shoreline of the Gulf of Mexico or Mississippi Sound for a distance of 32.63 feet to a point; thence run on a bearing of North, for a distance of 240.0 feet to the Point of Beginning, containing 7,380 square feet, or 0.17 acre, more or less.

ALSO: a parcel of land situated in Section 35, Township 7 South, Range 9 West, City of Biloxi, Second Judicial District, Harrison County, Mississippi, better described as follows:

Commencing at the intersection of the East margin of Pine Street and the North margin of U.S. Highway 90, thence North 89 degrees 04 minutes 10 seconds East along said North margin 120.10 feet; thence South 00 degrees 23 minutes 08 seconds East 156.90 feet to the South margin of said U.S. Highway 90; thence North 89 degrees 28 minutes 04 seconds East 81.14 feet along said South margin; thence South 89 degrees 21 minutes 06 seconds East 200.00 feet along said South margin; thence South 00 degrees 15 minutes 04 seconds East 240.00 feet to the POINT OF BEGINNING; thence South 66 degrees 26 minutes 10 seconds East 27.92 feet; thence South 00 degrees 12 minutes 55 seconds West 45.06 feet; thence South 89 degrees 04 minutes 22 seconds West 34.86 feet, thence North 00 degrees 12 minutes 55 seconds West 45.06 feet; thence South 89 degrees 04 minutes 22 seconds West 34.86 feet; thence North 00 degrees 12 minutes 55 seconds East 60.69 feet to the Point of Beginning. Said parcel contains 1,843 square feet, more or less.

TRACT 3

That certain lot or parcel of land described as commencing at a point on the South line of Front Street where said South line intersects the West line, extended, of lot Two (2), Block Four (4), according to the Map of Summerville of the City of Biloxi. Harrison County, Mississippi, as per the map or plat thereof on file and of record in Plat Book 2 at Page 3 thereof of the Plat Records of Harrison County, Mississippi; thence running East along the South line of said Front Street, a distance of 160 feet to a point which intersects the East line, extended, of Lot Three (3), Block Four (4), according to said Map of Summerville; thence running South along the said East line, extended, of Lot 3, Block 4, according to said Map of Summerville, to a point on the present seashore of the Gulf of Mexico or Mississippi Sound; thence running West along the meandering of the seashore to a point where the West line, extended of Lot Two (2), Block 4, of said Map of Summerville, intersects the present seashore; thence running North along said West line, extended, of Lot 2. Block 4, of said Map of Summerville, to the Point of beginning together with all riparian, littoral, or aquatic rights thereunto belonging or appertaining.

ALSO:

That certain lot or parcel of land described as fronting Eighty (80) feet on the South side of Old East Beach Boulevard, as formerly constituted, and running back South between parallel lines to the Mississippi Sound; being bounded on the South by the Mississippi Sound; East by property now or formerly of Wentzell; North by the South line of Old East Beach Boulevard; and on the West by the East line of Cedar Street, extended South of Beach Boulevard to the Mississippi Sound or Gulf of Mexico, and being that part of the land purchased by Ernest Mladnich from the First National Bank of Biloxi, Mississippi, by deed dated December 3, 1931, and recorded in Book 192 at Pages 423-424, of the Land “Deed Records of Harrison” County, Mississippi, which lies South of Old Beach Boulevard, as formerly constituted, and being conveyed together with all improvements thereon, and together with all riparian, littoral or aquatic rights thereunto belonging.

ALSO:

That certain lot or parcel of land described as beginning at a point on the South right-of-way of U.S. Highway No. 90; said point being South of an existing service drive and at the point of intersection of the South right-of-way of U.S. Highway No. 90 and the Southern prolongation of the East right-of-way of Cedar street, for a POINT Of BEGINNING; thence West along the South right-of-way of U.S. Highway No. 90 a distance of thirty (30) feet; thence South a distance of three hundred fifty (350) feet, more or less, to the North edge of a canal; thence Easterly along said North edge a distance of thirty (30) feet, more or less, thence. Worth a distance of three hundred fifty (350) feet, more or less, to the Point of Beginning.

All of the above-described parcels being further described as Lots One (1), Two (2) and Three (3), Block Four (4), extended, between U.S. Highway 90 and the Gulf of Mexico, in Summerville Addition to the City of Biloxi, according to the official map or plat thereof on file and of record in the office of the Chancery Clerk of Harrison County, Mississippi, in Plat Book 1 at Page 11 thereof; and the East thirty (30) feet of Cedar Street, extended South of U.S. Highway 90.

ALSO DESCRIBED AS:

That certain parcel of land situated in the City of Biloxi, Second Judicial District, Harrison County, Mississippi, being more particularly described as follows, to-wit:

Commence at a point on the South margin of U.S. Highway No. 90, said point being South of an existing service drive and at the point of intersection of said South margin of U.S. Highway No. 90 and the West margin of Cedar Street, if extended South to the Gulf of Mexico, or Mississippi Sound; thence run South 68 degrees 35 minutes 52 seconds East, along said South margin for a distance of 30.0 feet to the POINT OF BEGINNING; thence continue South 88 degrees 35 minutes 52 seconds East, along said South margin for a distance of 30.0 feet to a point; thence run North 89 degrees 14 minutes 01 seconds East, along said South margin, for a distance of 240.0 feet to a point; thence run on a bearing of South, for a distance of 321.30 feet to a point on the face of an existing bulkhead on the Gulf of Mexico or Mississippi Sound; thence run along an existing bulkhead and shoreline of the Gulf of Mexico or

Mississippi Sound, the following bearings and distances, to-wit: South 79 degrees 10 minutes 43 seconds West 101.47 feet; South 07 degrees 05 minutes 25 seconds East, 63.90 feet; South 25 degrees 43 minutes 37 seconds East, 153.81 feet; South. 298.10 feet; West 194.11 feet, North 09 degrees 21 minutes 19 seconds East, 216.57 feet; North 325.0 feet; West 81.15 feet; North 45.06 feet and North 66 degrees 48 minutes 05 seconds West, 5.29 feet; thence run on a bearing of North, for a distance of 252.12 feet to the POINT OF BEGINNING, containing 161,025 square feet, or 3.70 acres, more or less.

ALSO: A parcel of land situated in Section 35, Township 7 South, Range 9 West, City of Biloxi, Second Judicial District, Harrison County, Mississippi, better described as follows:

Commencing at the intersection of the East margin of Pine Street; and the North margin of U.S. Highway No. 90; thence North 89 degrees 04 minutes 10 seconds East along said North margin 120.10 feet; thence South 00 degrees 23 minutes 08 seconds East 156.90 feet to the South margin of U.S. Highway No. 90; thence North 89 degrees 07 minutes 22 seconds East 78.56 feet along said South margin, thence North 89 degrees 26 minutes 04 seconds East 81.44 feet along said South margin; thence South 89 degrees 21 minutes 06 seconds East 200.00 feet along said South margin; thence South 88 degrees 23 minutes 02 seconds East 60.00 feet; thence North 89 degrees 26 minutes 49 seconds East 239.63 feet along said South margin; thence South 00 degrees 11 minutes 30 seconds East 321.30 feet; thence South 79 degrees 08 minutes 51 seconds West 101.32 feet to the POINT OF BEGINNING; thence South 43 degrees 38 minutes 05 seconds East 46.15 feet; thence South 00 degrees 17 minutes 25 seconds East 62.04 feet; thence North 89 degrees 19 minutes 47 seconds East 28.50 feet; thence South 00 degrees 16 minutes 24 seconds East 71.94 feet; thence South 24 degrees 30 minutes 46 seconds East, 40.38 feet; thence South 00 degrees 24 -minutes 14 seconds East 6.35 feet; thence North 25 degrees 30 minutes 42 seconds West 162.99 feet; thence North 06 degrees 52 minutes 30 seconds West 63.49 feet to the Point of Beginning. Said parcel contains 3,400 square feet, more or less.

TRACT 4:

That certain parcel of land situated in the City of Biloxi, Second Judicial District, Harrison County, Mississippi, being more particularly described as follows, to-wit;

Commence at a point on the South margin of U.S. Highway No. 90, said point being South of an existing service drive at the point of intersection of said South margin of U.S. Highway No. 90 and the West margin of Cedar Street, if extended South to the Golf of Mexico, or Mississippi Sound; thence ran South 88 degrees 35 minutes 52 seconds East, along said South margin, for a distance of 60.0 feet to a point; thence ran North 89 degrees 14 minutes 01 seconds East, along the South margin, for a distance of 240.0 feet to a point; thence run on a bearing of South, for a distance of 321.30 feet to a point on the shoreline of the Gulf of Mexico or Mississippi Sound, and the POINT OF BEGINNING;

thence run on a bearing of South for a distance of 768.70 feet to a point; thence run North 88 degrees 35 minutes 52 seconds West, for a distance of 300.0 feet to a point; thence run on a bearing of North, for a distance of 220.92 feet to a point; thence run North 88 degrees 35 minutes 52 seconds West, for a distance of 200.0 feet to a point; thence run on a bearing of North, for a distance of 615.10 feet to a point on the shoreline of the Gulf of Mexico or Mississippi Sound; thence run along said shoreline and bulkhead line of .the Gulf of Mexico or Mississippi Sound the following bearings and distances, to-wit: East 60.0 feet; South 63 degrees 26 minutes 06 seconds East, 11.18 feet; East 9.94 feet; South 87.99 feet; South 85 degrees 58 minutes 18 seconds East, 71.18 feet; North 35.00 feet; North 83 degrees 39 minutes 35 seconds East 27.17 feet; North 32.0 feet; North 68 degrees 11 minutes 55 seconds East, 23.69 feet; North 19.20 feet; South 66 degrees 48 minutes 05 seconds East 37.92 feet; South 45.06 feet; South 05 degrees 49 minutes 10 seconds East, 32.15 feet; South 62 degrees 55 minutes 49 seconds East, 55.01 feet; South 43 degrees 52 minutes 41 seconds East 37.93 feet; South 02 degrees 38 minutes 52 seconds West, 198.04 feet; South 06 degrees 19 minutes 16 seconds West, 129.03 feet; South 08 degrees 09 minutes 29 seconds West, 61.46 feet; South 0 degrees 25 minutes 50 seconds West, 72.42 feet; South 87 degrees 54 minutes 54 seconds East, 103.15 feet; North 85 degrees 17 minutes 56 seconds East, 98.58 feet; North 04 degrees 15 minutes 30 seconds East, 79.71 feet; North 04 degrees 53 minutes 36 seconds West, 31.51 feet; North 01 degrees 28 minutes 33 seconds West, 175.75 feet; North 25 degrees 43 minutes 37 seconds West, 167.36 feet; North 07 degrees 05 minutes 25 seconds West, 63.90 feet, North 0 degrees 18 minutes 56 seconds East, 300.36 feet; East 36 feet; South 218 feet and South 14 degrees 10 minutes 47 seconds East, 73.54 feet to the POINT OF BEGINNING, containing 283,217 square feet, or 6.50 acres,1 more or less.

[1]	New desc. is 6.11 acres.

EXHIBIT C

See attached

TRACT A:

All of Lot Three (3); the West 40 feet of Lot Four (4); the South 80 feet of the West 40 feet of lot Nine (9); and the South 80 feet of Lot Ten (10), Block Three (3), Summerville Addition to the City of Biloxi, according to the map or plat thereof on file and of record in the office of the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

TRACT B:

The East Forty (40) feet of lot Four (4), and the South Fifty-eight (58) feet of the East forty (40) feet of Lot Nine (9), Block Three (3) of Summerville Addition, according to the map or plat thereof on file and of record in Book 2 at Page 3 of the record of maps and, plats of Harrison County, Mississippi, together with all improvements thereon.

TRACT C:

The East half (E 1/2) of Lot Two (2), Block Three (3) lying North of the Beach. Road in Summerville Addition, a subdivision of the City of Biloxi, as per the official map or plat thereof on file and of record in the office of the Chancery Clerk of Harrison County, Mississippi.

TRACT D:

Beginning at the Northeast (NE) corner of Lot Nine (9), Block Three (3) of Summerville Addition to the City of Biloxi, Mississippi as the POINT OF BEGINNING; run West 160 feet; thence run South 120 feet to a point; thence run East 120 feet to a point; thence run South 22 feet to a point; thence run East 40 feet to a point; thence run North 142 feet to the Point of Beginning. Being part of lot Nine (9) and lot Ten (10), Block Three (3), Summerville Addition to the City of Biloxi, Mississippi according to the map or plat thereof on file and of record in the office of the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

Also described as: the North 120 feet of lot Ten (10), the North 120 feet of the- West One-half of Lot nine (9), and the North 142 feet of the East one-half of Lot Nine (9), Block Three (3), Summerville Addition, City of Biloxi, Second Judicial District of Harrison County, Mississippi.

TRACT E:

Parcel No. 1: A lot or parcel of land 36 feet on Pine Street bordered on the South by property of Mark Halat; East by Myers; North by Ross and West by Pine Street, being part of Lot Twelve (12), Block Three (3) of Summerville Addition.

Parcel No. 2: A lot 79 feet on Pine Street, bordered on the South by property of Francis Halat; East by property of Myers; North by property of

Terry; and Rest by Pine Street, being part of Lot Twelve (12), Block Three (3) Summerville Addition.

Parcel No. 3: The South 45 feet of Lot Twelve (12), Block Three (3) of Summerville Addition.

Parcel No. 4: The North 30 feet of Lot one (1), Block Three (3), of Summerville Addition.

Parcel No. 5: Lot Eleven (11), Block Three (3), of Summerville Addition.

TRACT F:

The North 40 feet of Lot Twelve (12), Block Three (3), Summerville Addition to the City of Biloxi, Mississippi, as per the map or plat thereof on file and of record in the office of the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

TRACT G:

Beginning at a point on the South line of the right-of-way of U.S. [Highway] 90 or East Beach Boulevard and 120 feet East of Pine Street, extended South; running thence South, a distance of 490 feet, more or less, to the water’s edge; running thence Easterly along the meanderings of the shoreline a distance of 160 feet, more or less, to a point, running thence North along a line a distance of 280 feet East of and parallel to said Pine Street extended, a distance of 479,3 feet, more or less, to a point on the South line of said U.S. 90 right-of-way; running thence Heat a distance of 160 feet to the Point of Beginning. Together with all riparian, littoral and aquatic rights thereunto belonging. Said property is South of Block 3, Summerville Addition to the City of Biloxi.

LESS AND EXCEPT: A parcel of land situated in Section 35, Township 7 South, Range 9 West, City of Biloxi, Second Judicial District, Harrison County, Mississippi, also being a part of Lots Two (2), Three (3) and Four (4), Block Three (3), Summerville Addition, and being more particularly described as follows:

Commencing at the intersection of the East margin of Pine Street and the North margin of U.S. Highway 50, thence North 09 degrees 05 minutes 35 seconds East along said North margin 120.10 feet; thence South 00 degrees 16 minutes 49 seconds East 157.03 feet to the South, margin of U.S. Highway 90; thence South 00 degrees 17 minutes 07 seconds east 100.01 feet to the POINT OF BEGINNING; thence North 89 degrees 05 minutes 11 seconds East 79.35 feet; thence North 89 degrees 25 minutes 52 seconds East 80.68 feet; thence South 00 degrees 17 minutes 15 seconds East 369.84 feet to the shoreline; thence South 69 degrees 32 minutes 16 seconds West 7.96 feet; thence South 03 degrees 06 minutes 58 seconds West 18.30 feet; thence South 75 degrees

22 minutes 04 seconds West 84.57 feet along a bulkhead; thence South 78 degrees 56 minutes 16 seconds West 70.76 feet along said bulkhead; thence North 00 degrees 17 minutes 07 seconds West 424.37 feet to the POINT OF BEGINNING. Said parcel contains 65,176.

EXHIBIT D

See attached

TRACT H:

A parcel of land situated in Section 5, Township 7 South, Range 9 West, City of Biloxi, Second Judicial. District, Harrison County. Mississippi, also being a part of Lots Two (2), Three (3) and Four (4), Block Three (3), Summerville Addition, and being more particularly described as follows:

Commencing at the intersection of the East margin of Pine Street and the North margin of U.S. Highway 90, thence North 69 degrees 05 minutes 35 seconds East along said North margin 120.10 feet; thence South 00 degrees 16 minutes 49 seconds East 157.03 feet to the South margin of U.S. Highway 90; thence South 00 degrees 17 minutes 07 seconds East 100.01 feet to the POINT OF BEGINNING thence North 89 degrees 05 minutes 11 seconds East 79.35 feet; thence North 89 degrees 25 minutes 52 seconds East 60.68 feet; thence South 00 degrees 17 minutes 15 seconds East 369.84 feet to the shoreline; thence South 69 degrees 32 minutes 16 seconds West 7.96 feet; thence South 03 degrees 06 minutes 58 seconds West 18.90 feet; thence South 75 degrees 22 minutes 04 seconds West 84.57 feet along a bulkhead; thence South 78 degrees 56 minutes 16 seconds West 70.76 feet along said bulkhead; thence North 00 degrees 17 minutes 07 seconds West 424.37 feet to the Point of Beginning. Said parcel contains 65,176 square feet.

TRACT I:

Commencing at the Northeast (NE) corner of Lot Eleven (11) in Block Eight (8), of the map or Summerville, in the City of Biloxi, Mississippi, and then run West 66.67 feet along the South line of Howard Avenue (aka “Second Street” on said map of Summerville) to an iron pipe thereon situated; thence run South 180 feet to a point; run East 66.67 feet to a point on the East line of lot Thirteen (13) thereof; thence run North 180 feet along the East line of paid lots to the Point of Beginning, marked by the iron pipe. Being the East one-third (E 1/3) of Lots 11 and 12 and the North 20 feet (N 20’) of Lot 13, all in Block Eight (8) of said Summerville Addition to the City of Biloxi, Mississippi, as per the official map or plat thereof on file and of record in the office of the Chancery Clerk of Harrison County, Second Judicial District, Mississippi,

AND ALSO:

The West 133 feet (W 233’) of Lots Eleven (11) and Twelve (12) and the North 20 feet (20’) of lot Thirteen (13), all in Block Eight (8) of Summerville Addition to the City of Biloxi, Mississippi, as per the map or plat thereof on file and of record in the office of the Chancery Clerk of Harrison County, Mississippi, Second Judicial District.

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Agreement”) is made and entered into effective as of _________, ___, 2006, by and between (Pinnacle Entity) _______________, a _________ corporation (the “Assignor”), and (Harrah’s Entity), a _______________ corporation (the “Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee are parties to that certain Agreement for the Sale and Purchase of Real Estate and Joint Escrow Instructions, dated as of May ___ 2006 (the “Purchase Agreement”)

WHEREAS, the Assignor is tenant under the Lease(s) identified in Exhibit A attached hereto; and

WHEREAS, the Lease(s) covers certain real property located in the Second Judicial District of Harrison County, Mississippi (the “Premises”), being more particularly described in Exhibit B; and

WHEREAS, the Assignor desires to sell, transfer and assign to the Assignee all of the Assignor’s right, title and interest as lessee in and to the Lease(s); and

WHEREAS, the Assignee desires to assume the Assignor’s obligations under the Lease(s) upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the Premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Assignment. The Assignor hereby sells, assigns and transfers to the Assignee all of the Assignor’s right, title and interest in and to the Lease(s).

2. Acceptance. The Assignee hereby accepts the foregoing sale, assignment and transfer of the Lease(s) and agrees and assumes to pay all rent and additional rent due under the Lease(s) and to faithfully perform all other covenants, stipulations, agreements and obligations under the Lease(s) accruing on and after _____________, _____ 2006 (the “Closing Date”), or otherwise attributable to the period commencing on the Closing Date and continuing thereafter. The Assignor shall be responsible for all such obligations of the lessee under the Lease prior to the Closing Date.

3. Binding Effect. This Agreement shall be binding upon the successors and assigns of the parties. The parties shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to evidence or carry out the provisions of this Agreement.

4. Notices. All notices, requests, demands, consents or other communications given hereunder or in connection herewith shall be in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by hand delivery or expedited delivery service, with delivery charges prepaid and with acknowledged receipt of delivery, shall be deemed given on the date of acceptance or refusal of acceptance shown on such receipt, and shall be addressed to the party to receive such notice at the following applicable address:

If to the Assignor, to:

[Pinnacle Entity]

c/o 3800 Howard Hughes Parkway

Suite 1800

Las Vegas, Nevada 89109

Facsimile: (702) 784-7778

With a copy by ordinary first class mail to:

Irell & Manella LLP

1800 Avenue of the Stars

Suite 900

Los Angeles, California 90067

Attention: C. Kevin McGeehan

Facsimile: (310) 203-7199

If to the Assignee, to:

(Harrah’s Entity)

With a copy by ordinary first class mail to:

Section 10.16 Each party may, by notice given as aforesaid, change its address for all subsequent notices.

5. Governing Law. This Agreement is made and delivered in the State of Mississippi and shall be governed by the laws thereof.

6. Headings. The headings of the sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Lease Agreement as of the date first above written.

- ASSIGNOR -

(PINNACLE ENTITY)

By:
Title:

- ASSIGNEE -

(HARRAH’S ENTITY)

By:

[NOTE: RECORDING IS INTENDED; ADD NOTARIAL ACKNOWLEDGMENT AND WITNESS EXECUTION AS REQUIRED]

Exhibit A

Identify Lease

Exhibit B

Describe Premises

EXHIBIT F

STATE OF MISSISSIPPI

COUNTY OF HARRISON

SECOND JUDICIAL DISTRICT

SPECIAL WARRANTY DEED

FOR AND IN CONSIDERATION of the sum of One Hundred Dollars ($100.00) cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ________________, a ____________ corporation (“Grantor”), does hereby sell, convey and warranty specially unto (HARRAH’S ENTITY), a ______________ corporation, that certain real property together with all improvements thereon located in the Second Judicial District of Harrison County, Mississippi, and being more particularly described in Exhibit “A” hereto.

The special warranty given herein by Grantor is made subject to those Permitted Exceptions listed in Exhibit “B” hereto.

WITNESS the signature of the Grantor on this the ______ day of ___________, 2006.

BY:
TITLE:

STATE OF

COUNTY OF

PERSONALLY came and appeared before me, the undersigned authority for said state and county, _______________________, _______________________ of ___________________ who acknowledged to me that he/she executed the forgoing Special Warranty Deed on the day and year therein stated, for and on behalf of said corporation, as its act and deed, after first being duly authorized so to do.

GIVEN under my hand and official seal of office on this the _____ day of ___________, 2006.

Notary Public

My Commission Expires:

Grantor’s Address:	Grantee’s Address:

Document prepared by:

John Galloway

Butler, Snow, O’Mara, Stevens & Cannada, PLLC

1300 25th Avenue

Gulfport, MS 39501

228-864-1170

Indexing Instructions:

EXHIBIT “A”

(legal description)

EXHIBIT “B”

(Permitted Exceptions)

EXHIBIT G

CERTIFICATE PURSUANT TO SECTION 1445(b)(2) OF THE INTERNAL REVENUE

CODE AND TREASURY REGULATION SECTIONS 1.1445-2(b)(2)(i)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445 of the Internal Revenue Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferees, ____________________ (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by __________________ (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ______________; and

4.	Transferor’s office address is: _________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of the _____ day of ________________, 2006.

By:
Name:
Title:

Notary Public